UNITED STATES

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Jameson Inns, Inc.

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Jameson Inns, Inc.	PRESS RELEASE

8 Perimeter Center East, Suite 8050          Atlanta, GA 30346          (770) 481-0305          FAX (770) 901-9550

FOR IMMEDIATE RELEASE

September 11, 2003

Investor Relations Contact:	Alexander Lagerborg EPOCH Financial alagerborg@epochfinancial.com (888) 917-5146

Jameson Inns, Inc.

Announces Strategic Restructuring for Growth

Positioned for Improved Earnings Per Share

ATLANTA, GA, September 11th 2003—Jameson Inns, Inc. (NASDAQ: JAMS, JAMSP and JAMSO) announced today that in order to maximize its growth potential, a strategic restructuring of the Company is being proposed, pending shareholder approval. This restructuring is designed to strengthen Jameson’s financial position, simplify its corporate structure, eliminate certain perceived conflicts of interest and, over the long-term, enhance shareholder value. As a part of this proposal, Jameson would terminate its status as a real estate investment trust, becoming a taxable corporation, and acquire Kitchin Hospitality, LLC, the separate company that leases and operates all of the Jameson hotel properties.

Relative to the proposed acquisition, Jameson announced that it has entered into a definitive agreement to purchase Kitchin Hospitality from Thomas W. Kitchin and members of his family. Under this agreement, Jameson will, subject to shareholder approval, issue 2,185,430 shares of its common stock and pay $1.3 million in cash for Kitchin Hospitality. The cash portion will be used by the Kitchin family members to pay their tax obligations arising from this transaction. After the completion of the transaction, Kitchin Hospitality will be a wholly owned subsidiary of Jameson and will function as the hotel operating division of Jameson rather than as a separate lessee. Mr. Kitchin is Chairman of the Board of Directors and Chief Executive Officer of Jameson.

“The management and the Board of Directors believe that the acquisition of the operating company by Jameson Inns, Inc. is in the best interest of the Company and its shareholders,” stated Mr. Kitchin. “This new structure will provide a stable and favorable platform for Jameson Inns to become one of the premier hotel operating companies in the economy sector. This new business plan will position Jameson Inns more effectively for growth, for more aggressive debt repayment, and for cash investments in refurbishing projects and product upgrades of existing hotels, while continuing to offer consistent, quality service to our customers.” Mr. Kitchin continued, “We firmly believe these steps will be positive for the Company, the shareholders and our employees.”

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A Special Committee of the Board of Directors of Jameson, consisting solely of the Board’s independent directors, was appointed to negotiate and approve the purchase of Kitchin Hospitality. The Special Committee retained Raymond James & Associates, Inc. as its financial advisor and to issue a fairness opinion on the transaction. It also retained Jones Day as its legal counsel.

Mr. Craig Kitchin, President and CFO of Jameson, commented, “We have positioned ourselves to be a growth company in the economy sector of the hotel market. We believe that we now have a significant opportunity to grow in our marketplace, but our inability to retain earnings as a hotel REIT is keeping us from reaching our full potential. As we look at the opportunities in our market, it has become increasingly clear to us that the Company cannot provide both a dividend yield and a high rate of growth for our investor base. We believe that this corporate restructure will improve financial performance and shareholder return.”

As a result of converting its tax status to a regular C-corporation, the Company anticipates that it will cease paying a dividend on its common stock for the foreseeable future and will utilize retained earnings for capital investments, debt repayments and brand growth. The Company will retain its status as a REIT for the 2003 tax year, but it will not be required to make any further dividend payments in 2003 to holders of its common stock in order to satisfy the dividend distribution rules for REITs.

Upon completion of the transaction, Mr. Kitchin and members of his family will own approximately 20.9% of Jameson’s outstanding common stock and 5.7% of its Series A Preferred Stock. The number of shares to be issued in the transaction is subject to adjustment if Kitchin Hospitality’s working capital at year end varies from a range specified in the purchase agreement. Consummation of the acquisition of Kitchin Hospitality is subject to approval by the holders of the outstanding Jameson common stock of both the acquisition and the termination of the company’s status as a real estate investment trust, as well as other customary conditions.

It is anticipated that a meeting of the shareholders of Jameson to approve the transactions will be held on November 25th of this year, with a closing effective as of January 1, 2004, if the transaction and REIT termination proposals receive the requisite shareholder approval at such meeting. Complete details of the terms of the acquisition will be contained in Jameson’s definitive proxy statement, which will be provided to holders of Jameson’s common stock.

Under the terms of the purchase agreement and related agreements, Mr. Kitchin and members of his family will be subject to certain restrictions, including an agreement that members of the Kitchin family will not sell any of their shares of Jameson common stock for at least one year. In that agreement, members of the Kitchin family will not acquire any additional shares of Jameson common stock without the approval of the Jameson independent directors, and members of the Kitchin family will vote as shareholders in favor of future Board nominees selected by the Jameson Board.

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The proposals discussed in this release that are to be voted on by the holders of Jameson common stock will be described in greater detail in a definitive proxy statement that will be filed with the Securities and Exchange Commission and mailed to those shareholders. Jameson shareholders are urged to carefully review the proxy statement and other documents relating to the proposals that will be filed by Jameson with the SEC when they become available because these documents will contain important information relating to the proposals. This document does not constitute a solicitation by Jameson or its Board or executive officers of any approval or action by its shareholders. Jameson shareholders may obtain free copies of these documents after they have been filed with the SEC, and other documents filed by Jameson with the SEC, at the SEC’s website at www.sec.gov. Once the definitive proxy statement, as well as any documents incorporated by reference therein, has been filed with the SEC, Jameson shareholders will also be able to inspect and copy these documents at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. The proxy statement and other materials will also be available free of charge from Jameson by calling or writing Steven A. Curlee at 8 Perimeter Center East, Suite 8050, Atlanta, GA 30346-1604, telephone number (770) 481-0305. JAMESON SHAREHOLDERS SHOULD CAREFULLY READ THE PROXY STATEMENT AND OTHER MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING A DECISION CONCERNING THEIR VOTE ON THESE PROPOSALS.

Jameson owns 120 limited service hotels which cater primarily to the business traveler. The Jameson Inns are located in Southeastern states, while Signature Inns are located in six Midwestern states. Since January 1994, Jameson has conducted its business as a real estate investment trust and therefore could receive only passive income in the form of lease payments from the operator of its hotels. Kitchin Hospitality has served as the lessee/operator of the Jameson Inns and Signature Inns, making rent payments to Jameson. Upon consummation of the proposed transaction, the lease arrangement will be terminated, and Jameson will conduct its business as the owner and operator of its hotels. Kitchin Hospitality also manages two hotels for other hotel owners, and will continue to do so. Kitchin Hospitality also receives licensing fees from the owners of several Jameson Inn hotels that had been sold by Jameson, and it is expected to continue to do so in the future. Historical financial information for Kitchin Hospitality has been included in annual and quarterly reports filed by Jameson with the Securities and Exchange Commission, and is available through the Company’s website, jamesoninns.com.

NOTE: Statements in this press release which are not strictly historical are “forward-looking” and are subject to the many risks and uncertainties which affect the Company’s business. These uncertainties, which include competition within the lodging industry, the balance between supply and demand for hotel rooms, the Company’s ability to execute new hotel construction or acquisition programs, the effect of economic conditions including interest rate fluctuations, the Company’s ability to refinance its mortgage indebtedness as loans mature, and the availability of capital to finance planned growth, are detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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